This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase, dated January 20, 1998, and the related Letters of Transmittal. Capitalized terms not defined in this notice are defined in the Offer to Purchase. The Offer is not being made to, nor will the Company accept tenders from, holders of Shares in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. The Company is not aware of any jurisdiction in which the making of the Offer or the tender of Shares would not be in compliance with the laws of such jurisdiction. In any jurisdiction the securities or Blue Sky laws of which require the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Company's behalf by BT Alex. Brown Incorporated or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH

                                       BY

                                  ADVANTA CORP.


               UP TO 7,882,750 SHARES OF ITS CLASS A COMMON STOCK
               (INCLUDING THE ASSOCIATED CLASS A PURCHASE RIGHTS)
                              AT $40 PER SHARE NET
                                       AND
               UP TO 12,482,850 SHARES OF ITS CLASS B COMMON STOCK
               (INCLUDING THE ASSOCIATED CLASS B PURCHASE RIGHTS)
                              AT $40 PER SHARE NET
                                       AND
         UP TO 1,078,930 OF ITS DEPOSITARY SHARES EACH REPRESENTING ONE
         ONE-HUNDREDTH INTEREST IN A SHARE OF 6 3/4% CONVERTIBLE CLASS B
                PREFERRED STOCK, SERIES 1995 (STOCK APPRECIATION
                        INCOME LINKED SECURITIES (SAILS))
                            AT $ 32.80 PER SHARE NET


                  Advanta Corp., a Delaware corporation (the "Company"), invites its stockholders to tender up to 7,882,750 shares of its Class A Common Stock, par value $ .01 per share ("Class A Common Stock"), including the associated Class A Purchase Rights (the "Class A Rights" and together with the Class A Common Stock, the "Class A Shares"), and up to 12,482,850 shares of its Class B Common Stock, par value $ .01 per share ("Class B Common Stock"), including the associated Class B Purchase Rights (the "Class B Rights" and together with the Class B Common Stock, the "Class B Shares") (the Class A Shares and the Class B Shares are hereinafter referred to as the "Common Shares"), at a purchase price net to the seller in cash of $ 40 per Common Share (the "Common Stock Purchase Price"), and up to 1,078,930 depositary shares each representing one one-hundredth interest in a share of 6 3/4% Convertible Class B Preferred Stock, Series 1995 (Stock

Appreciation Income Linked Securities (SAILS)) (the "SAILS Depositary Shares"), at a purchase price, net to the seller in cash of $32.80 per SAILS Depositary Share (the "SAILS Purchase Price" and together with the Common Stock Purchase Price, the "Purchase Price") (the Class A Shares, Class B Shares and SAILS Depositary Shares are hereinafter referred to as the "Shares"), upon the terms and subject to the conditions set forth in its Offer to Purchase, dated January 20, 1998, and in the related Letters of Transmittal (which together constitute the "Offer"). Unless the Rights are redeemed by the Company, a tender of Common Shares will also constitute a tender of the associated Rights. Unless the context requires otherwise, all references herein to the Common Shares or Shares shall include the associated Rights.

                  The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions set forth in the Offer to Purchase, including the closing of the transactions contemplated by the Contribution Agreement, dated as of October 28, 1997, between the Company and Fleet Financial Group, Inc.

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
     MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, FEBRUARY 20, 1998, UNLESS THE OFFER IS EXTENDED.


                  THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. THE COMPANY HAS BEEN ADVISED THAT EACH OF ITS DIRECTORS AND EXECUTIVE OFFICERS WHO OWNS SHARES, INCLUDING DENNIS ALTER, CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF THE COMPANY, WILL TENDER SHARES PURSUANT TO THE OFFER BUT HAS NOT DETERMINED HOW MANY SHARES TO TENDER.

                  The Company will, upon the terms and subject to the conditions of the Offer, purchase 7,882,750 Class A Shares (or such lesser number of Class A Shares as are properly tendered and not withdrawn), 12,482,850 Class B Shares (or such lesser number of Class B Shares as are properly tendered and not withdrawn), and 1,078,930 SAILS Depositary Shares (or such lesser number of SAILS Depositary Shares as are properly tendered and not withdrawn) pursuant to the Offer. The Company will purchase, at the applicable Purchase Price, all Shares properly tendered and not withdrawn on or prior to the Expiration Date, upon the terms and subject to the conditions of the Offer, including provisions relating to proration, conditional tenders and "odd lot" tenders described below. The term "Expiration Date" means 12:00 Midnight, New York City time, on February 20, 1998, unless the Company, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. No separate consideration will be paid for the Rights. The Company reserves the right, in its sole discretion, to purchase more than 7,882,750 Class A Shares, more than 12,482,850 Class B Shares or more than

1,078,930 SAILS Depositary Shares pursuant to the Offer but has no current intention to do so. For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased), subject to the proration and conditional tender provisions of the Offer, Shares which are properly tendered and not withdrawn when, as and if the Company gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation by The Depository Trust Company ("DTC") of book-entry transfer of such Shares to the Depositary), a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and any other documents required by the applicable Letter of Transmittal.

                  Upon the terms and subject to the conditions of the Offer, if prior to the Expiration Date, more than 7,882,750 Class A Shares (or such greater number of Class A Shares as the Company may elect to purchase pursuant to the Offer), more than 12,482,850 Class B Shares (or such greater number of Class B Shares as the Company may elect to purchase pursuant to the Offer), or more than 1,078,930 SAILS Depositary Shares (or such greater number of SAILS Depositary Shares as the Company may elect to purchase pursuant to the Offer) are properly tendered and not withdrawn, the Company will accept such Shares for purchase in the following order of priority: (a) first, all such Shares properly tendered and not withdrawn on or prior to the Expiration Date by or on behalf of any stockholder who owned beneficially or of record, as of the close of business on January 19, 1998, and continues to own beneficially or of record as of the Expiration Date, an aggregate of fewer than 100 Shares of such class and who properly tenders all of such Shares (partial and conditional tenders will not qualify for this preference) and completes the box captioned "Odd Lots" on the applicable Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and (b) then, after purchase of all the foregoing Shares of the applicable class, subject to the conditional tender provisions described in
Section 3 of the Offer to Purchase, all other Shares of the applicable class properly tendered and not withdrawn on or prior to the Expiration Date on a pro rata basis, if necessary (with appropriate adjustments to avoid purchases of fractional Shares). See Section 1 of the Offer to Purchase for a discussion of proration.

                  The Company is making the Offer at this time because the Board of Directors of the Company believes that, given the current market price of the Shares and the Company's business, assets and prospects, the purchase of Shares pursuant to the Offer is in the best interests of the Company and its stockholders and that it will enhance stockholder value both in the short term and long term. The Board of Directors also believes that the Company's financial condition and its borrowing capacity afford the Company the opportunity to allow those stockholders desiring to receive cash for a portion of their Shares an opportunity to do so at a price in excess of the recent trading prices for the Shares. After considering other alternatives, such as paying a cash dividend, the Board of Directors concluded that the Offer was the preferable alternative for enhancing stockholder value.

                  The Company reserves the right, at any time or from time to time, in its sole discretion, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary or to amend the Offer is any respect by making a public announcement thereof. Subject to certain conditions, the Company also expressly reserves the right in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for. See Section 15 of the Offer to Purchase.

                  Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by the Company, may also be withdrawn after 12:00 Midnight, New York City time, on March 17, 1998. For a withdrawal to be effective, the Depositary must timely receive a written or facsimile transmission notice of withdrawal. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number and class of Shares to be withdrawn and, if different from that of the person who tendered such Shares, the name of the registered holder of such Shares. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase) (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares and otherwise comply with the procedures of DTC.

                  THE OFFER TO PURCHASE AND THE LETTERS OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, WHICH SHOULD BE READ BEFORE STOCKHOLDERS DECIDE WHETHER TO ACCEPT OR REJECT THE OFFER. These materials are being mailed to record holders of Shares and are being furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list (or, if applicable, who are listed as participants in a clearing agency's security position listing) for transmittal to beneficial holders of Shares.

                  The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

                  Copies of the Offer to Purchase and the Letters of Transmittal may be obtained from the Information Agent or the Dealer Manager and will be furnished at the Company's expense.

                  Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager as set forth below.


                     The Information Agent for the Offer is:

                              D.F. King & Co., Inc.
                                 77 Water Street
                            New York, New York 10005
                                 (800) 431-9633


                      The Dealer Manager for the Offer is:

                           BT Alex. Brown Incorporated
                                 1 South Street
                            Baltimore, Maryland 21202

                                 (800) 638-2596

                                January 20, 1998